Exhibit 10.8

C/O Fabrinet Pte., Ltd.

No. 7 Temasek Boulevard

#20-03 Suntec City Tower One

Singapore 038987

November 8, 2008

Mr. William Perry

[Home Address]

Re: Consulting Agreement

Dear Bill,

We are pleased to extend this consulting agreement (“Agreement”) to you, effective October 1, 2008, to act as an advisor to Fabrinet. Your responsibilities will include advising our executive staff on relevant technology trends, market trends, political trends and regulatory issues and, when appropriate, serving as a liaison to Fabrinet’s subsidiaries, suppliers, and customers. Any travel will be reimbursed to you at your actual costs.

The terms of this Agreement are as follows:

Your cumulative annual compensation from Fabrinet will be $150,000, comprised of the following:

•	Compensation for your participation in special and general Board meetings as a member of the Fabrinet Board of Directors (“BOD”);

•	The present value of any share option grants, valued using a binomial pricing model, amortized over the vesting period of the grant; and,

•	Retainer fee, payable quarterly.

Every twelve months, beginning October 1, 2008, we will provide you with notice of:

1)	the anticipated Board fees that would result from participating in the anticipated number of BOD meetings for the following 12 month period at the standard independent board member rate; and,

2)	the present value of any option grants.

We expect this Agreement will be effective during the time you continue to be a member of the Fabrinet BOD, however, we reserve the right to terminate the Agreement for any reason on 90 days notice. Similarly, you are free to terminate this engagement for any reason at any time with 30-day prior notice.

I trust this offer letter meets your expectations and would appreciate your signing and returning it to me. Should you have any questions or concerns about any of the terms or other conditions of this agreement, please do not hesitate to contact me.

Sincerely,

/s/ Tom Mitchell
Tom Mitchell CEO & Chairman of the Board Fabrinet

I, William Perry, understand and agree to the terms of the Agreement as set out herein.

/s/ William Perry
William Perry